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                                   EXHIBIT 4

                                AMENDMENT NO. 2
                                      TO
                       CADUS PHARMACEUTICAL CORPORATION
                              1996 INCENTIVE PLAN
                              -------------------

          This Amendment No. 2 to the Cadus Pharmaceutical Corporation 1996 Incentive Plan (the "Plan") was adopted by the Board of Directors of Cadus Pharmaceutical Corporation on December 11, 1997 and approved by the stockholders of Cadus Pharmaceutical Corporation on June 4, 1998.

                   The first sentence of Section 2.2 of the Plan is hereby amended to read as follows:

                   "2.2 Maximum Shares Available. The maximum aggregate number of shares of Common Stock available for award under the Plan is 1,833,334, subject to adjustment pursuant to Article 12 hereof."